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EXHIBIT 11.1  STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided below.

(Unaudited and in thousands, except per share amounts)

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
                                                 THREE MONTHS ENDED                 SIX MONTHS ENDED
                                           ------------------------------    ------------------------------
NUMERATOR - BASIC AND DILUTED EPS:         JUNE 30, 2001    JUNE 30, 2000    JUNE 30, 2001    JUNE 30, 2000
                                           -------------    -------------    -------------    -------------
       Net loss                              $ (5,759)        $ (1,235)        $(19,010)        $ (5,109)
Denominator - Basic EPS:
       Weighted average common shares          34,390           34,216           34,358           34,088
                                             --------         --------         --------         --------
Basic loss per share                         $  (0.17)        $  (0.04)        $  (0.55)        $  (0.15)
                                             ========         ========         ========         ========
Denominator - Diluted EPS:
       Denominator - basic EPS                 34,390           34,216           34,358           34,088
Effect of dilutive securities
       Common stock options                         0                0                0                0
                                             --------         --------         --------         --------
Weighted average diluted shares                34,390           34,216           34,358           34,088
                                             --------         --------         --------         --------
Diluted loss per share                       $  (0.17)        $  (0.04)        $  (0.55)        $  (0.15)
                                             ========         ========         ========         ========
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